EXHIBIT 99.1

RADIOIO, INC. COMMON STOCK NOW TRADES ON THE OTC MARKETS AS “RDIO”

NEW YORK, New York, January 15, 2014 –Radioio, Inc. (OTCQB: RDIO), today announced that shares of Radioio common stock began trading under the ticker symbol “RDIO” on the OTC market on January 10, 2014.  The shares of Radioio common stock previously traded under the symbol “IWDM”.  Radioio is the successor to ioWorldMedia, Incorporated, which merged into Radioio on December 11, 2013.  The merger was approved by the shareholders of ioWorldMedia in October 2013.

The merger resulted in the company’s name being changed from ioWorldMedia, Incorporated to Radioio, Inc.  The board of directors of the company believe that the name change is consistent with the direction of the company.  Zach McAdoo, Radioio’s President and Chief Executive Officer, commented that “Radioio is a marquee name and brand of great distinction.”  He added that ”’RDIO’ is a fitting ticker symbol for the company’s new name.”

“RadioIO is a leading internet radio brand known worldwide,” said Julia Miller, Radioio’s COO.  “Changing the parent company name to Radioio, Inc., while trading our shares under the ‘RDIO’ ticker symbol, will make it simple and clear for all investors to understand we are a brand-driven and customer-oriented company. Radioio’s descriptive name is tightly aligned with the internet radio services we deliver.  This is another important opportunity to reinforce the recent expansion of the RadioIO brand into internet radio talk channels such as Be Well Radio.”

To learn more information about Radioio, Inc. click here http://www.radioio.com/investors/

About Radioio

Radioio, Inc., (OTCQB: RDIO), (http://www.radioio.com) provides an internet radio platform (www.radioio.com) that delivers streamed music anytime and anywhere on connected devices. Radioio’s full-service background music and messaging ecosystem supports large franchise businesses and other vertical markets, such as retail, hospitality, health and wellness. RadioIO provides talk radio programming, such as Be Well Radio, RadioIO Comedy and internet radio music with extensive genres of handcrafted customized music, including classical, new age, rock, reggae and country.

Forward-Looking Statements

Statements about the company’s future expectations and all other statements in this press release other than historical facts are forward-looking statements.  Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results.  Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the company to successfully develop or acquire products and services and form new business relationships.  Since these statements involve risks and uncertainties and are subject to change at any time, the company’s actual results could differ materially from expected results.

Contacts

Radioio, Inc.
Corey McGraw
Press@RadioIO.com
Corey@digipowers.com
Phone 212-389-2033